Exhibit 4.7

THIS INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this “Instrument”), dated as of October 20, 2016 (“Effective Date”), is by and among Enova International, Inc., a Delaware corporation (the “Company”),  Computershare Trust Company, N.A., a national banking association duly organized and existing under the laws of the United States of  America, and Computershare Trust Company of Canada (together, the “Successor Trustee”), and U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America (the “Resigning Trustee”). Capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Indenture (as defined below).

RECITALS

WHEREAS, pursuant to an Indenture dated as of May 30, 2014, (as amended by the First Supplemental Indenture dated as of October 1, 2014, the Second Supplemental Indenture dated as of February 13, 2015, and the Third Supplemental Indenture dated as of November 10, 2015, and as the same may be further supplemented and amended from time to time, the “Indenture”), entered into by the Company, certain Guarantors from time to time parties thereto and the Resigning Trustee, the Company issued $500,000,000.00 aggregate principal amount of its 9.75% Senior Notes due 2021 (the “Notes”);

WHEREAS, the Company appointed the Resigning Trustee as the Trustee, Registrar and Paying Agent under the Indenture;

WHEREAS, there is presently issued and outstanding $500,000,000.00 in aggregate principal amount of Notes;

WHEREAS, Section 7.08 of the Indenture provides that the Trustee may at any time resign by giving written notice of such resignation to the Company;

WHEREAS, the Resigning Trustee desires to resign as Trustee, Registrar and Paying Agent under the Indenture, and the Company desires to appoint the Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture to succeed the Resigning Trustee in each of such capacities under the Indenture; and

WHEREAS, the Successor Trustee is willing to accept the appointment as Trustee, Registrar and Paying Agent under the Indenture;

NOW, THEREFORE, in consideration of the covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Acceptance of Resignation of Resigning Trustee; Appointment of Successor Trustee.  The Resigning Trustee hereby resigns as Trustee, Registrar and Paying Agent under the Indenture. The Company hereby accepts the resignation of the

Resigning Trustee as Trustee, Registrar and Paying Agent under the Indenture.  The Company hereby appoints the Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture.  The Company hereby acknowledges that, as of the Effective Date, the Successor Trustee shall be the Trustee under the Indenture and shall hold all rights, powers, duties and obligations which the Resigning Trustee now holds under and by virtue of the Indenture as Trustee, Registrar and Paying Agent.  The Company shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest in and confirm to the Successor Trustee all the rights, powers, duties and obligations hereby assigned, transferred, delivered and confirmed to the Successor Trustee as Trustee, Registrar and Paying Agent.

2.Company Representations and Warranties.  The Company hereby represents and warrants to the Successor Trustee that:

a.	It is duly organized and validly existing under the laws of the State of Delaware;

b.	It has full power, authority, and right to execute, deliver and perform this Instrument;

c.	The Indenture was validly and lawfully executed and delivered by the Company and the Guarantors and is in full force and effect.

d.	The current outstanding aggregate principal amount of the Notes is $500,000,000.00;

e.

There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any act or omission of the Company under the Indenture;

f.

Assuming the accuracy of the representation made by the Successor Trustee in Section 4 hereof, all conditions precedent relating to the appointment of the Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture have been complied with by the Company, and such appointment is permitted by the Indenture;

g.	No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under the Indenture; and

h.	Except as set forth on Exhibit B hereto, the Indenture has not been supplemented and remains in full force and effect.

3.Resigning Trustee Representations and Warranties.  The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

a.

To the knowledge of the responsible officer of the Resigning Trustee who is signing this document, no covenant or condition contained in the Indenture has been waived by the Resigning Trustee or by the holders of the percentage in aggregate principal amount of Notes required by the Indenture to effect any such waiver;

b.

To the knowledge of the responsible officer of the Resigning Trustee who is signing this document, there is no action, suit or proceeding pending or threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee, Registrar or Paying Agent under the Indenture;

c.	Resigning Trustee shall endeavor to deliver to Successor Trustee, as of or immediately after the Effective Date, to the extent available, all of the documents listed in Exhibit B hereto;

d.

The execution and delivery of this Instrument has been duly authorized by the Resigning Trustee, and this Instrument constitutes the Resigning Trustee’s legal, valid, binding and enforceable obligation;

e.	$500,000,000.00 in principal amount of Notes is outstanding, and interest due on the Notes has been paid to June 1, 2016; and

f.	Except as set forth on Exhibit B hereto, the Indenture has not been supplemented and remains in full force and effect.

4.Successor Trustee Representation and Warranty.  The Successor Trustee represents and warrants to the Resigning Trustee and the Company that:

a.	The Successor Trustee is eligible to serve as Trustee under Section 7.10 of the Indenture; and

b.

The execution and delivery of this Instrument has been duly authorized by the Successor Trustee, and this Instrument constitutes the Successor Trustee’s legal, valid, binding and enforceable obligation.

5.Assignment by Resigning Trustee.  Effective on the Effective Date, the Resigning Trustee hereby confirms, assigns, transfers, delivers and conveys to the Successor Trustee, as Trustee, Registrar and Paying Agent under the Indenture, all rights, powers, duties and obligations which the Resigning Trustee now holds under and by virtue of the Indenture as Trustee, Registrar and Paying Agent, and effective as of such date does hereby pay over to the Successor Trustee any and all property and moneys held by the Resigning Trustee under and by virtue of the Indenture.

6.Acceptance by Successor Trustee. The Successor Trustee accepts its appointment as Trustee, Registrar, and Paying Agent under the Indenture and shall assume said rights, powers, duties and obligations upon the terms and conditions set forth in the Indenture. Promptly after the execution and delivery of this Instrument, the Successor Trustee shall cause a notice, the form of which is annexed hereto as Exhibit A, to be sent to the Company and each Holder of the Notes.

7.Additional Documentation.  The Resigning Trustee, for the purposes of more fully and certainly vesting in and confirming to the Successor Trustee the rights, powers, duties and obligations hereby assigned, transferred, delivered and conveyed, agrees, upon reasonable request of the Successor Trustee, at Company’s expense, to execute, acknowledge and deliver such further instruments of conveyance and further assurance and to do such other things as may reasonably be required by the Successor Trustee.

8.Choice of Laws.  This Instrument shall be governed by the laws of the State of New York.

9.Counterparts.  This Instrument may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, but all counterparts shall constitute but one Instrument.  Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.

10.Patriot Act.The Company acknowledges that, in accordance with Section 326 of the USA Patriot Act, the Successor Trustee, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Successor Trustee.  The Company agrees that it will provide the Successor Trustee with such information as it may reasonably request in order for it to satisfy the requirements of the USA Patriot Act.

11.Notices.  All notices, whether faxed or mailed, will be deemed received in accordance with Section 11.03 of the Indenture to the following:

TO THE SUCCESSOR TRUSTEE:

Computershare Trust Company, N.A.

480 Washington Street, 26th Floor

Jersey City, New Jersey 07310
Attention: Tina Vitale

Facsimile: (303) 262-0608

And

Computershare Trust Company of Canada

510 Burrard Street, 3rd Floor

Vancouver, British Columbia V6C 3B9  CANADA

Attention: Nicole Clement

Facsimile: (604) 661-9403

With a copy to:

Emmet, Marvin & Martin, LLP

120 Broadway, 32nd Floor

New York, New York 10271

Attention: Matthew Peetz

Facsimile: (212) 238-3100

TO THE RESIGNING TRUSTEE:

U.S. Bank National Association

Global Corporate Trust Services

190 S. LaSalle Street

Chicago, IL 60603

Attention: Linda Garcia, Vice President

Facsimile: (312) 332-8008

TO THE COMPANY AND/OR ANY GUARANTOR:

Enova International, Inc.

175 West Jackson Boulevard, Suite 1000

Chicago, IL 60604

Attention: Chief Financial Officer

Email: legalnotices@enova.com

With a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL  60654

Attention: Gerald T. Nowak, P.C. and Wayne E. Williams

12.Effectiveness.  This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the Effective Date, upon the execution and delivery hereof by each of the parties hereto; provided, that the resignation of the Resigning Trustee as Registrar and Paying Agent and the appointment of the Successor Trustee as Registrar and Paying Agent under the Indenture shall be effective 10 business days after the Effective Date.

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EXHIBIT A

[Computershare Trust Company, N.A. Letterhead]

Notice to Holders of Enova International, Inc. (the “Company”) 9.75% Senior Notes due 2021 (the “Notes”):

Cusip Numbers1:

THIS NOTICE CONTAINS IMPORTANT INFORMATION THAT IS OF INTEREST TO THE REGISTERED AND BENEFICIAL HOLDERS OF THE SUBJECT NOTES.  IF APPLICABLE, ALL DEPOSITORIES, CUSTODIANS, AND OTHER INTERMEDIARIES RECEIVING THIS NOTICE ARE REQUESTED TO EXPEDITE RE-TRANSMITTAL TO BENEFICIAL OWNERS OF THE NOTES IN A TIMELY MANNER.

Reference is hereby made to that certain Indenture, dated as of May 30, 2014 (as supplemented, modified or amended from time to time, the “Indenture”), by and among the Company, each of the Guarantors from time to time a party thereto, and U.S. Bank National Association, as Trustee, pursuant to which the above-referenced Notes were issued and are outstanding.

NOTICE IS HEREBY GIVEN, pursuant to Section 7.08 of the Indenture that U.S. Bank National Association has resigned as Trustee, Registrar and Paying Agent under the Indenture.

NOTICE IS HEREBY FURTHER GIVEN, pursuant to Section 7.08 of the Indenture, that the Company has appointed Computershare Trust Company, N.A., and Computershare Trust Company of Canada, whose corporate trust office is located at 480 Washington Street, 28th Floor, Jersey City, New Jersey 07310, as Successor Trustee, Registrar, and Paying Agent under the Indenture, and Computershare Trust Company, N.A. and Computershare Trust Company of Canada have accepted such appointment.

NOTICE IS HEREBY FURTHER GIVEN that U.S. Bank National Association’s resignation as Trustee and Computershare Trust Company, N.A.’s and Computershare Trust Company of Canada’s appointment as Successor Trustee were effective as of the opening of business on _______, 2016.  U.S. Bank National Association’s resignation as Registrar and Paying Agent, and Computershare Trust Company, N.A.’s and Computershare Trust Company of Canada’s appointment as Registrar and Paying Agent will be effective as of the opening of business on _______, 2016.

Dated:  ______, 2016

Computershare Trust Company, N.A. and Computershare Trust Company of Canada,

as Successor Trustee

[1]

CUSIP numbers appearing herein have been included solely for the convenience of the Holders.  The Trustee assumes no responsibility for the selection or use of such numbers and makes no representation as to the correctness of the CUSIP numbers listed above.

EXHIBIT B

Documents to be delivered by Resigning Trustee to Successor Trustee as to the Indenture:

1.Executed copy of the Indenture.

2.Executed copy of the First Supplemental Indenture.

3.Executed copy of the Second Supplemental Indenture.

4.Executed copy of the Third Supplemental Indenture.

5.Certified list of noteholders as of the Effective Date, certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered noteholders, the computer tape reflecting the identity of such noteholders).

6.Copies of any official notices sent by the Resigning Trustee to all the holders of the Notes pursuant to the terms of the Indenture during the past twelve months and a copy of the Resigning Trustee’s most recent annual report to Holders, if any.

7.Original Global Notes.

8.Such other non-confidential, unprivileged documents or information as the Successor Trustee may reasonably request on or after the Effective Date.

IN WITNESS WHEREOF, the parties hereto have executed this Instrument as of the date set forth above.

Enova International, Inc., as Issuer

By /s/ Lisa M. Young

Name: Lisa M. Young

  Its Vice President

U.S. Bank National Association, as Resigning Trustee

By /s/ Linda Garcia

Name: Linda E. Garcia

  Its Vice President

Computershare Trust Company, N.A., as Successor Trustee

By /s/ Michael A. Smith

Name: Michael A. Smith

  Its Trust Officer

Computershare Trust Company of Canada, as Successor Trustee

By /s/ Nicole Clement

Name: Nicole Clement

  Its General Manager

By /s/ Norm Hamade

Name: Norm Hamade

  Its Associate Trust Officer